Exhibit 3.123

DIV – 11

CERTIFICATE OF INCORPORATION

OF

T.Y.S., INC.

under Section 402 of the Business Corporation Law

IT IS HEREBY CERTIFIED THAT:

1. The name of the proposed corporation is T.Y.S., INC.

2. The purpose or purposes for which this corporation is formed, are as follows, to wit:

To carry on the business of producing records and tapes, theatrical motion pictures, television programming and radio programming and other entertainment.

To act as a music publisher and with the right to acquire musical compositions, to license musical compositions, to print musical compositions in all configurations such as in sheet music form and included in folios, to administer music publishing firms for third parties and to do all other things necessary and customarily done by music publishers.

To act as an artists manager and to enter into management agreements with artists who perform in all communications and entertainment media.

To engage in the business of manufacturing, leasing, selling, producing, recording and distributing mechanical devices of any kind whatsoever now known or to become known, which devices reproduce sight and sound of every nature and description including but not limited to master tapes, compact discs and videograms. To acquire and operate phonograph recording, film, videogram and electrical transcription exchanges; and to exchange or otherwise dispose of any and all kinds of records, electrical transmissions or other devices by which sight and sound or sight alone or sound alone may be reproduced in any manner whatsoever.

To acquire all copyrights, licenses or other rights to or in plays, films, dramas, musical compositions, dramatizations, master tapes of phonograph records, video tapes and devices and intellectual properties of all kinds and to license and sell such rights.

To acquire, erect, furnish and equip, maintain and operate recording studios, film studios, and radio stations, television stations and studios and other buildings or structures. To conduct, carry on, manage and operate entertainment or amusement enterprises of every kind now known or to become known.

To organize, rehearse, employ, represent and develop artistic performing abilities of individuals who are performers, and to produce the same for public and private performances in any entertainment medium whatsoever.

The above may be done in any state or territory of the United States of America or any foreign state or country of the world.

To acquire by purchase, subscription underwriting or otherwise, and to own, hold for investment, or otherwise, and to use, sell assign, transfer, mortgage, pledge, exchange or otherwise dispose of real or personal property of every sort and description connected with the purposes enumerated herein and wheresoever situated, including shares of stock, bonds, debentures, notes, scrip, securities, evidences of indebtedness, contracts or obligations of any corporation or association, whether domestic or foreign, or of any firm or individual or of the United States or any state, territory or dependency of the United States of any foreign country, or municipality or local authority within or without the United States, and also to issue in exchange therefore, stocks, bonds or other securities or evidences of indebtedness of this corporation and, while the owner or holder of any such property to receive, collect and dispose of the interest, dividends and income on or from such property and to possess and exercise in respect thereto all of the rights, powers and privileges of ownership, including all voting powers thereon.

To construct, build, purchase, lease or otherwise acquire, equip, hold, own, improve, develop, manage, maintain, control, operate, lease, mortgage, create liens upon, sell convey or otherwise dispose of and turn to account, any and all plants, machinery works, implements and things or property, real and personal of every kind and description, incidental to, connected with, or suitable, necessary or convenient for any of the purposes enumerated herein, including all or any part or parts of the properties, assets, business and good will of any persons, firms or associations or corporations.

The powers, rights and privileges provided in this certificate are not to be deemed to be in limitation of similar, other or additional powers, rights and privileges granted or permitted to a corporation by the Business Corporation Law, it being intended that, this corporation shall have all the rights, powers and privileges granted or permitted to a corporation by such statute.

The corporation, in furtherance of its corporate purposes set forth above, shall have all of the powers enumerated in Section 402 of the Business Corporation Law, subject to any limitations provided in the Business Corporation Law or any other statute of the State of New York.

3. The office of the corporation is to be located in the County of New York, State of New York.

4. The aggregate number of shares which the corporation shall have the authority to issue is 200 shares all of which shall be without par value.

5. The Secretary of State is designated as agent of the corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation serviced upon him is c/o Director of Business Affairs, Roadrunner Records, Inc., 536 Broadway, New York, NY 10012.

The undersigned incorporator, or each of them if there are more than one, is of the age of eighteen years or over.

IN WITNESS WHEREOF, this certificate has been subscribed this 14th day of March, 1997 by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

JULES I. KURZ	/s/ Jules I. Kurz
Name of Incorporator	Signature

Address: c/o Director of Business Affairs, Roadrunner Records, Inc

536 Broadway, New York, NY 10012

DIV – 11

CERTIFICATE OF INCORPORATION OF

T.Y.S., INC.

Under Section 402 of the Business Corporation Law

Filed By:	Jules I. Kurz, Esq.

536 Broadway
New York, New York 10012